EXHIBIT 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE
---------------------


           CAS MEDICAL SYSTEMS REPORTS RECORD 3RD QUARTER 2005 RESULTS
               2005 EPS GUIDANCE REVISED UPWARD TO $0.12 TO $0.14
               --------------------------------------------------

BRANFORD, CT - OCTOBER 27, 2005 - CAS MEDICAL SYSTEMS, INC. (OTC BB: CAMY) today announced financial results for the third quarter and nine months ended September 30, 2005.

Revenues for the third quarter ended September 30, 2005 totaled a record $7.48 million, an increase of $2.44 million or 48% over the $5.04 million reported for the third quarter ended September 30, 2004. Included in the results for this quarter are sales of $1.81 million from Statcorp, Inc., acquired in May 2005. Revenues were also supported by a 14% increase in blood pressure product sales generated primarily by sales of the Company's vital signs monitors.

Revenues for the nine months ended September 30, 2005 totaled a record $18.31 million, an increase of $3.83 million or 26% over the $14.48 million recorded for the nine months ended September 30, 2004. Statcorp products sales represented $2.63 million of the increase in overall sales. Increases in blood pressure product sales of 16% and neonatal product sales of 14% accounted for the balance of the increase in revenues. This was partly offset by reductions in apnea product sales.

Net income for the three months ended September 30, 2005 increased to $433,000, or $0.04 per diluted common share, compared to net income as restated of $384,000, or $0.03 per diluted share, for the three months ended September 30, 2004. Net income for the nine months ended September 30, 2005 increased to $1,166,000 or $0.10 per diluted share, compared to net income as restated of $862,000 or $0.08 per diluted share for the first nine months of 2004. Net income for the nine months of 2004 was favorably affected by $80,000 of income tax benefits primarily from a refund pertaining to state research and development tax credits that lowered the effective tax rate for the period.


COMMENTS FROM MANAGEMENT

FINANCIAL RESULTS

"The Company continues to perform strongly, reflecting momentum in demand for our core products and the successful acquisition of Statcorp" commented Louis P. Scheps, President, Chairman of the Board and CEO of the company. "Third quarter revenues are 48% above the third quarter of 2004 while year-to-date revenues are 26% above the prior year. Further, we have entered the fourth quarter, which is typically our strongest quarter, with record levels of open orders."

"Sales of our blood pressure products continue to grow and our strong commitment to supporting sales of our 740 vital signs monitors to the VA under the blanket purchasing agreement has put us well ahead of last years results. We are pleased with the continued smooth integration of the Statcorp product lines and business and the increased opportunities that have resulted from combining the two companies".


2005 OUTLOOK UPDATED

The Company now expects total revenues to reach or exceed $26 million for 2005 representing growth of more than 30% over 2004 revenues. Statcorp is expected to contribute approximately $4.5 million to the Company's consolidated 2005 revenues.

Consolidated earnings per share on a diluted basis are now expected to approximate $0.12 to $0.14 for 2005. The earnings estimate reflects continued sales strength and increases in spending required during the remainder of 2005 and into 2006 to support the Company's Near-Infrared Spectroscopy ("NIRS") research and development, clinical and marketing efforts. The Company's NIRS cerebral oximeter product development remains on track with the product expected to be introduced during the second half of 2006.


--------------------------------------------------------------------------------

Founded in 1984, CAS Medical Systems, Inc. designs, manufactures and markets medical products, specifically blood pressure measurement technology, vital signs monitoring equipment, apnea monitoring equipment and products for neonatal intensive care. The Company's products are designed to improve the quality of patient care and provide exceptional value and performance. With a reputation for the highest quality products available in the markets it serves, CAS products are used by clinicians worldwide.

Statcorp, a Jacksonville, Florida based company acquired on May 15, 2005, manufactures a complete line of blood pressure cuffs, pressure infusor cuffs, and blood filter products.


For more information contact:
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT 06405
(203) 488-6056 email: ir@casmed.com





THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES AND INCLUDE, AMONG OTHER THINGS, STATEMENTS RELATED TO FUTURE REVENUES AND EARNINGS. ACTUAL RESULTS COULD VARY MATERIALLY FROM THE DESCRIPTION CONTAINED HEREIN DUE TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

SUCH STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF THE COMPANY'S MANAGEMENT AND ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PRESS RELEASE THE TERMS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "MAY," "OBJECTIVE," "PLAN," "POSSIBLE," "POTENTIAL," "PROJECT," "WILL" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE MADE AS OF THE DATE HEREOF, AND WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

                            CAS MEDICAL SYSTEMS, INC.
                              STATEMENTS OF INCOME
                                   (Unaudited)




                                                      THREE MONTHS                NINE MONTHS
                                        THREE MONTHS     ENDED      NINE MONTHS      ENDED
                                           ENDED       SEPT. 30,       ENDED       SEPT. 30,
                                         SEPT. 30,        2004       SEPT. 30,        2004
                                            2005       (RESTATED)      2005        (RESTATED)
                                        -----------   -----------   -----------   -----------
Revenues                                $ 7,476,075   $ 5,035,463   $18,307,341   $14,474,780

Costs and Expenses:
  Cost of Products Sold                   4,382,905     2,666,280    10,349,013     7,899,693
  Research and Development                  364,939       209,479       900,243       729,994
  Selling, General and Administrative     2,017,820     1,558,791     5,216,812     4,585,596
                                        -----------   -----------   -----------   -----------
                                          6,765,664     4,434,550    16,466,068    13,215,283

                                        -----------   -----------   -----------   -----------
Operating Income                            710,411       600,913     1,841,273     1,259,497

  Interest Expense                           63,517        13,314       100,258        62,504

                                        -----------   -----------   -----------   -----------
Pre-tax Income                              646,894       587,599     1,741,015     1,196,993

  Income Taxes                              214,309       203,752       574,990       335,182

                                        -----------   -----------   -----------   -----------
Net Income                              $   432,585   $   383,847   $ 1,166,025   $   861,811
                                        ===========   ===========   ===========   ===========


EARNINGS PER COMMON SHARE:

  Basic                                 $      0.04   $      0.04   $      0.12   $      0.09

  Diluted                               $      0.04   $      0.03   $      0.10   $      0.08

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:

  Basic                                   9,952,587     9,829,573     9,916,779     9,729,429

  Diluted                                11,831,984    11,027,432    11,648,523    11,032,739

                            CAS MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS
                                   (Unaudited)




                                                 SEPTEMBER 30,   DECEMBER 31,
                                                     2005            2004
                                                 ------------    ------------
Cash and cash equivalents                        $  1,089,673    $  1,973,452
Accounts receivable                                 4,001,343       2,929,167
Inventories                                         5,969,395       2,662,686
Deferred tax assets                                   194,866         250,342
Other current assets                                  267,883         355,367
                                                 ------------    ------------

  Total current assets                             11,523,160       8,171,014

Property, plant, and equipment                      5,731,281       4,917,074
Less accumulated depreciation                      (2,962,462)     (2,649,031)
                                                 ------------    ------------
                                                    2,768,819       2,268,043

Intangible and other assets, net                      305,411         167,990
Deferred tax assets                                   417,167         385,935
Goodwill                                            3,093,586
                                                 ------------    ------------
  Total assets                                   $ 18,108,143    $ 10,992,982
                                                 ============    ============


Current portion of long-term debt                $    565,589    $     58,929
Accounts payable                                    2,587,020         734,939
Income taxes payable                                  237,162         417,130
Accrued expenses                                      957,821         854,410
                                                 ------------    ------------

  Total current liabilities                         4,347,592       2,065,408

Retirement benefit obligation                         779,829         736,988

Long-term debt, less current portion                4,563,115       1,034,495

Common stock                                           40,196          39,837
Additional paid-in capital                          3,126,521       3,031,387
Treasury stock                                       (101,480)       (101,480)
Retained earnings                                   5,352,370       4,186,347
                                                 ------------    ------------

Stockholders' equity                                8,417,607       7,156,091

                                                 ------------    ------------
Total liabilities & stockholders' equity         $ 18,108,143    $ 10,992,982
                                                 ============    ============